Exhibit 5.1

13 November 2013

Matter No.: 999989

Doc Ref: RH/4219879

(852) 2842 9530

Richard.Hall@conyersdill.com

China Lodging Group, Limited

2266 Hongqiao Road

Changning District

Shanghai 200336

People’s Republic of China

China Lodging Group, Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the Company’s registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 13 November 2013 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 12,000,000 additional Ordinary Shares, par value US$0.0001 per share (the “Shares”), issuable pursuant to (i) an amended and restated 2007 Global Share Plan amended and restated as of 12 December 2007, (ii) an amended and restated 2008 Global Share Plan amended and restated as of 31 October 2008 and (iii) an amended and restated 2009 Share Incentive Plan amended and restated with effect on 1 October 2009 and further amended and restated on 26 August 2010 (collectively, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed copies of the amended and restated memorandum and articles of association of the Company, copies of the written resolutions of the shareholders of the Company dated 4 February 2007, 15 June 2007, 12 December 2007, 31 October 2008 and 11 October 2009, the minutes of meetings of the board of directors of the Company held on 4 February 2007, 31 October 2008 and 29 September 2009, written resolutions of the directors of the Company passed on 15 June 2007, 11 October 2009, 3 November 2009, 27 January 2010 and 3 November 2013 (together, the “Resolutions”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us, (d) that the Resolutions remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (f) that, upon the issue of any Shares, the Company will receive consideration for the exercise price thereof which shall be equal to at least the par value thereof, (g) that on the date of issuance of any of the Shares the Company will have sufficient authorised but unissued shares, and (h) that on the date of issuance of any award under the Plans, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	When issued and paid for in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Cayman) Limited
Conyers Dill & Pearman (Cayman) Limited